AMENDMENT TO

SUB-ADVISORY AGREEMENT

This amendment to Sub-Advisory Agreement, effective June 8, 2011 (this “Amendment”), is entered into by and among GW Capital Management, LLC, doing business as Maxim Capital Management, LLC, a Colorado limited liability company and registered investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Putnam Investment Management, LLC, a Delaware limited liability company and registered investment adviser under the Investment Advisers Act of 1940 (the “Sub-adviser”), and Maxim Series Fund, Inc., a Maryland corporation and registered investment company under the Investment Company Act of 1940 (the “Fund”).

WHEREAS, the Adviser, Sub-adviser and Fund are parties to the Sub-Advisory Agreement, dated August 3, 2009, as amended (the “Agreement”); and

WHEREAS, the Adviser, Sub-adviser and Fund desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Schedule A is deleted in its entirety and replaced with Schedule A attached hereto and incorporated herein.

2. Schedule B is deleted in its entirety and replaced with Schedule B attached hereto and incorporated herein.

3. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

4. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5. Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

[Remainder of page intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers.

GW CAPITAL MANAGEMENT, LLC
(d/b/a Maxim Capital Management, LLC)

Attest:	By:
Name:	Name:
Title:	Title:

MAXIM SERIES FUND, INC.

Attest:	By:
Name:	Name:
Title:	Title:

PUTNAM INVESTMENT MANAGEMENT, LLC

Attest:	By:
Name:	Name:
Title:	Title:

Schedule A

Portfolios

Maxim Putnam High Yield Bond Portfolio

Maxim Putnam Equity Income Portfolio

Schedule B

Fees

Portfolio	Fee Rate (as a % of average daily net asset value)
Maxim Putnam High Yield Bond Portfolio	0.35% on all assets
Maxim Putnam Equity Income Portfolio	0.40% on the first $250 million; 0.35% on the next $250 million; 0.30% on all assets in excess of $500 million